Exhibit 107

Calculation of Filing Fee Table

Registration Statement on Form S-1

(Form Type)

LYRA THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(c)	846,744 (2)	$8.185	$6,930,599.64	0.00015310	$1,061.08

Fees Previously Paid	—	—	—	—	—	—		—	—	—	—	—

Carry Forward Securities	—	—	—	—		—		—	—	—	—	—

	Total Offering Amounts					$6,930,599.64		$1,061.08

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$1,061.08

(1)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, on the basis of the average of the high and low prices for a share of the registrant’s common stock as reported on the Nasdaq Capital Market on July 18, 2025, which date is a date within five business days prior to the filing of this registration statement.

(2)

Consists of shares of our common stock issuable to the selling securityholders upon exercise of warrants to purchase common stock. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares of common stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.